Exhibit 15.1

Consent of Independent Registered
Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 of Vale S.A. (Nos. 333-160448 and 333-162822), Vale Capital II (No. 333-160448-01) and Vale Overseas Limited (No. 333-162822-01) and the Registration Statements on Form S-8 of Vale S.A. (Nos. 333-164748, 333-172847 and 333-172847) of our report dated February 15, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Auditores Independentes
Rio de Janeiro, Brazil
April 17, 2012